 Exhibit 99

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	J. Michael Daniel Senior Vice President and Chief Financial Officer (276) 629-6614 – Investors

For Immediate Release	Peter D. Morrison Vice President of Communications (276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Second Quarter Results

(Bassett, Va.) – July 9, 2020 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its second quarter ended May 30, 2020.

Fiscal 2020 Second Quarter Highlights

(Dollars in millions)

	Sales				Operating Income (Loss)
	2nd Qtr		Dollar	%	2nd Qtr	% of	2nd Qtr	% of
	2020	2019	Change	Change	2020	Sales	2019	Sales
Consolidated (1)	$63.8	$108.2	$(44.4)	-41.0%	$(31.2)	-48.9%	$0.7	0.6%

Wholesale	$33.1	$63.1	$(30.0)	-47.3%	$(7.4)	-22.3%	$3.2	5.0%

Retail	$33.2	$62.6	$(29.4)	-47.0%	$(9.2)	-27.6%	$(3.0)	-4.7%

Logistical Services	$15.3	$20.1	$(4.8)	-24.1%	$(1.8)	-12.1%	$0.3	1.3%

(1)

Our consolidated results include certain intercompany eliminations.  See the “Segment Information” table below for an illustrationof the effects of these intercompany eliminations on our consolidated sales and operating income.

Net loss for the second quarter of 2020 was $20.4 million or $2.04 per diluted share as compared to net income of $0.4 million or $0.04 per diluted share for the prior year quarter.

“Our March – May quarter exposed us to the full effects of the pandemic related shutdown of the U.S. economy,” commented Rob Spilman, Chairman and CEO. “We now know what our business looks like when our factories and stores are forced to close for the better part of a reporting period. I am personally very proud of the tremendous effort and positive attitude put forth by our associates under the most trying of circumstances. We have significantly reduced our cost structure to align with expected lower levels of revenue, although we are not sure what that level will be for the remainder of 2020. Our goal is to continue to implement the structural changes to our business model that are currently underway to return Bassett to profitability in 2021.”

Listed below is a chronology of events that took place in our 2nd quarter:

●	Week of March 9, 2020
o	Disseminated COVID-19 protocols to stores, offices, and factories.
●	Week of March 16, 2020
o	Began to close retail stores on a market-by-market basis early in the week. By Friday, March 20, all corporate stores had closed.
o	Temporarily laid off 140 manufacturing associates and announced reduced work schedules for remaining manufacturing employees.
●	Week of March 23, 2020
o	Ran limited production schedules through the week.
o	Reduced salaries from 20%-50%.
o	Suspended travel and non-essential expenditures.
●	Week of March 30, 2020
o	Furloughed 1392 associates (58% of total); closed all manufacturing facilities; and instituted “work from home” model for corporate headquarters unless physical presence was required.
o	Announced full payment of compensation to furloughed employees for two weeks.
o	Suspended Company 401K match.
o	Suspended May 29th dividend pending further evaluation.
o	Negotiated expansion of bank credit facility to $50 million.
o	Released 1st quarter earnings.
●	Week of April 6, 2020
o	Announced that factories and stores would remain closed indefinitely.
●	Week of April 13, 2020
o	Human resources team guided furloughed employees through unemployment benefits enrollment.
●	Week of April 20, 2020
o	Recalled a limited number of furloughed Lane Venture employees and returned to production.
o	Re-opened 20 of 66 stores in the Corporate retail fleet.
●	Week of April 27, 2020
o	Recalled a limited number of furloughed employees and returned all Bassett facilities to work.
o	Re-opened another 17 Corporate retail stores.
●	Week of May 4, 2020
o	Announced permanent layoff of almost 600 associates across all segments, representing 25% of total work force.
o	Announced permanent closing of Grand Prairie, Texas upholstery facility.
●	Weeks of May 11, 2020 through May 25, 2020
o	Re-opened 16 more Corporate retail stores to end the quarter with 53 of the 66 in operation. As of the week of June 15, 2020, all Corporate stores were open.
o

At quarter end, Bassett was operating with 1300 associates, or 54% of its pre-COVID work force. Another 575 employees remained on furlough, of which 125 have been recalled since the end of the quarter.

“After the initial few weeks of coming to grips with the depth of the crisis and making the necessary adjustments, we did have the opportunity to look inward and begin to make structural improvements to our model,” continued Spilman. “We instituted a ‘virtual appointment’ program in late March, whereby consumers digitally engage with our designers and transact without physically visiting a store. 96% of our design appointments were of the virtual variety in the month of April. And, in June, when most of our stores had been re-opened, 21% of our appointments were virtual. Adding this new form of engagement is one of the many lasting changes that will come out of the 2020 pandemic. Furthermore, our traditional e-commerce business increased by 97% during the quarter and represented 9% of our total retail volume. We have admittedly not developed e-commerce to the extent that will be required in the future but the forced shutdown of our store network has propelled us in that direction with increased intensity.”

“The shutdown has also forced us to re-examine the productivity of every one of our stores,” said Spilman. “As we have previously communicated, store traffic has been declining for three years and the effect on our retail economic model has become increasingly challenging. This is not to say that we do not believe in the future of brick and mortar Bassett stores – we wholeheartedly do. However, we believe that on a market-by-market basis, there will be fewer stores in the future and that the remaining locations will require new thinking to provide the consistent productivity that we seek. Along these lines, our retail management team spent a great deal of time in the quarter architecting a new retail staffing model that includes fewer designers, less administrative staff, and a smaller field management organization. We will continue to integrate technology into the sales process to allow us to do more with less. After thorough review during the quarter, we decided to not renew the lease or outright close three additional stores over the next nine months, which would leave us with 63 Corporate stores. We will continue to evaluate store-by-store performance as we wrestle with the ‘right’ store count in the markets in which we compete at retail. Finally, we have been negotiating with our fleet of landlords to discuss our point of view on paying rent on stores that are subject to prolonged government shutdown and on the future of retail rent structures in general in light of the seismic shift in shopping behavior already underway prior to the pandemic, only to see it accelerate tremendously over the past four months.”

“We are now faced with another unforeseen circumstance as the sales that we have generated since mid-May have far exceeded our post re-opening forecast,” observed Spilman. “Although store traffic has been down, digital interaction and store close ratios have been at record levels, resulting in written sales for June that were essentially flat to 2019 levels with fewer stores in the fleet. Also, sales have been surprisingly strong to our independent dealers outside of the Bassett store network. While encouraging, given the economic turmoil that the pandemic has created, we are uncertain as to our ability to continue to sell at the current pace for the remainder of 2020. Nevertheless, our retail backlogs are now at record highs and we are concerned about our short term ability to return our wholesale production and shipping to the levels that are necessary to properly service our customers. Although we have gone to great lengths and expense to maintain the safest workplace environments possible while rigidly adhering to every jurisdictional protocol, we continue to confront COVID cases amongst our employee base. We have also found it difficult to return to desired staffing levels, particularly in our upholstery manufacturing plants. All of this has kept our shipping in June at about 70% of last year’s rate. While we are working overtime to step up the pace, we acknowledge that reaching the necessary production goals will take time.”

“Once again, the new realities of the COVID crisis are forcing us to think differently about many aspects of our business,” continued Spilman. “The migration to digital brand research and compressed transaction cycles have caused us to comprehensively evaluate all of our American made custom products. While our Custom Upholstery, Custom Dining, and Bench Made programs continue to be our most successful offerings, they are not conducive to web transactions; most of these items must be purchased in a store. Furthermore, we offer many upholstery trim options, fabrics, finishes that have low rates of sale and that make web navigation more difficult for the consumer. Consequently, we have decided to begin to methodically re-design each one of these important programs over the next several months. Our intent is to continue to offer the consumer custom options that will help them personalize their home but do so in an edited fashion that will provide a better web experience in the research phase and will also allow the purchase to be made either on the web or in the store. First up is our Custom Dining program that is almost 20 years in the making. We also plan to heavily emphasize our ‘Made in America’ story and utilize locally harvested and organic materials when possible. This will all take time but new products will begin to appear this fall and web work is underway. Part of our operating charges for the quarter are related to existing raw materials that will no longer be part of the mix and to the selloff of retail inventory that has become obsolete as a result of the new thinking. We are energized by the ability to offer a compelling assortment of custom products, sustainably ‘Made in America’ under the 118 year old Bassett brand.”

“There is no doubt that we have been wounded by the pandemic,” commented Spilman. “Cash receipts in the first six weeks of the crisis were off by 70%. We took drastic measures to protect the Company, including laying off or furloughing over 50% of our associates, which was devastating. On the shareholder front, our stock price has been hammered and we have suspended the payment of the dividend that our Board of Directors approved in mid-March, the week before COVID-19 erupted across the nation. Almost four months later, we continue to have associates contract the virus and several states that are particularly strong for our business are dealing with a resurgence of COVID-19. Despite all of this, I am once again proud of the Bassett team and the sacrifices that many have made for the long term health of the Company during these very trying times. And I believe that these efforts, our new programs, our progress in digital commerce, and the recent return to a more normalized sales trend underscore the inherent strength of our brand and our people and will serve as a platform to successfully propel Bassett into what will undoubtedly be a very different post-COVID new world.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 100 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the second fiscal quarter of 2020, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions (including, without limitation, the effects on revenue, supply and demand resulting from the duration and extent of the COVID-19 pandemic) and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

###

Table 1
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations - unaudited
(In thousands, except for per share data)

	Quarter Ended				Six Months Ended
	May 30, 2020		June 1, 2019		May 30, 2020		June 1, 2019
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$53,000		$95,824		$151,942		$203,181
Logistics	10,801		12,366		23,979		25,850
Total sales revenue	63,801	100.0%	108,190	100.0%	175,921	100.0%	229,031	100.0%

Cost of furniture and accessories sold	29,452	46.2%	42,530	39.3%	74,722	42.5%	91,707	40.0%

Selling, general and administrative expenses excluding new store pre-opening costs	50,373	79.0%	64,590	59.7%	115,013	65.4%	133,976	58.5%
New store pre-opening costs	-	0.0%	369	0.3%	-	0.0%	863	0.4%
Asset impairment charges	12,184	19.1%	-	0.0%	12,184	6.9%	-	0.0%
Goodwill impairment charge	1,971	3.1%	-	0.0%	1,971	1.1%	-	0.0%
Litigation expense	1,050	1.6%	-	0.0%	1,050	0.6%	-	0.0%
Early retirement program	-	0.0%	-	0.0%	-	0.0%	835	0.4%
Income (loss) from operations	(31,229)	-48.9%	701	0.6%	(29,019)	-16.5%	1,650	0.7%

Other loss, net	(765)	-1.2%	(145)	-0.1%	(1,127)	-0.6%	(268)	-0.1%
Income (loss) before income taxes	(31,994)	-50.1%	556	0.5%	(30,146)	-17.1%	1,382	0.6%

Income tax provision (benefit)	(11,642)	-18.2%	111	0.1%	(11,004)	-6.3%	329	0.1%
Net income (loss)	$(20,352)	-31.9%	$445	0.4%	$(19,142)	-10.9%	$1,053	0.5%

Basic earnings (loss) per share	$(2.04)		$0.04		$(1.92)		$0.10

Diluted earnings (loss) per share	$(2.04)		$0.04		$(1.92)		$0.10

Table 2
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	May 30, 2020	November 30, 2019
Assets
Current assets
Cash and cash equivalents	$11,435	$19,687
Short-term investments	17,673	17,436
Accounts receivable, net	17,799	21,378
Inventories, net	62,483	66,302
Recoverable income taxes	11,321	329
Other current assets	8,432	11,654
Total current assets	129,143	136,786

Property and equipment, net	91,128	101,724

Other long-term assets
Deferred income taxes, net	7,550	5,744
Goodwill and other intangible assets	24,016	26,176
Right of use assets under operating leases	130,042	-
Other	5,094	5,336
Total long-term assets	166,702	37,256
Total assets	$386,973	$275,766

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$14,286	$23,677
Accrued compensation and benefits	12,090	11,308
Customer deposits	23,191	25,341
Dividends payable	1,249	-
Current portion of operating lease obligations	29,009	-
Other current liabilities and accrued expenses	15,982	11,945
Total current liabilities	95,807	72,271

Long-term liabilities
Post employment benefit obligations	11,817	11,830
Long-term portion of operating lease obligations	126,036	-
Other long-term liabilities	1,132	12,995
Total long-term liabilities	138,985	24,825

Stockholders’ equity
Common stock	49,977	50,581
Retained earnings	103,391	129,130
Additional paid-in-capital	-	195
Accumulated other comprehensive loss	(1,187)	(1,236)
Total stockholders' equity	152,181	178,670
Total liabilities and stockholders’ equity	$386,973	$275,766

Table 3
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Six Months Ended
	May 30, 2020	June 1, 2019
Operating activities:
Net income (loss)	$(19,142)	$1,053
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,239	6,735
Gain on lease modification	(152)	-
Net (gain) loss on disposals of property and equipment	39	(3)
Asset impairment charges	12,184	-
Goodwill impairment charge	1,971	-
Inventory valuation charges	2,936	1,274
Bad debt valuation charges (recoveries)	1,074	(27)
Deferred income taxes	(521)	23
Other, net	634	(276)
Changes in operating assets and liabilities
Accounts receivable	2,483	(1,797)
Inventories	883	(4,629)
Other current and long-term assets	(9,091)	(3,274)
Right of use assets under operating leases	14,810	-
Customer deposits	(2,150)	(2,247)
Accounts payable and other liabilities	(2,670)	(5,774)
Obligations under operating leases	(16,274)	-
Net cash used in operating activities	(5,747)	(8,942)

Investing activities:
Purchases of property and equipment	(1,791)	(8,313)
Proceeds from sale of property and equipment	2,345	11
Purchase of investments	(241)	-
Other	(211)	343
Net cash used in investing activities	102	(7,959)

Financing activities:
Cash dividends	(1,258)	(2,603)
Proceeds from the exercise of stock options	-	25
Other issuance of common stock	157	159
Repurchases of common stock	(1,241)	(2,347)
Taxes paid related to net share settlement of equity awards	(215)	-
Repayments of finance lease obligations	(50)	-
Repayments of notes payable	-	(220)
Net cash used in financing activities	(2,607)	(4,986)
Change in cash and cash equivalents	(8,252)	(21,887)
Cash and cash equivalents - beginning of period	19,687	33,468
Cash and cash equivalents - end of period	$11,435	$11,581

Table 4
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended		Six Months Ended
	May 30, 2020	June 1, 2019	May 30, 2020	June 1, 2019
Net Sales
Wholesale	$33,128	$63,131	$98,145	$135,912
Retail - Company-owned stores	33,171	62,568	99,017	132,197
Logistical services	15,259	20,093	36,574	41,844
Inter-company eliminations:
Furniture and accessories	(13,299)	(29,875)	(45,220)	(64,929)
Logistical services	(4,458)	(7,727)	(12,595)	(15,993)
Consolidated	$63,801	$108,190	$175,921	$229,031

Operating Income (Loss)
Wholesale	$(7,381)	$3,173	$(4,668)	$7,355
Retail	(9,170)	(2,953)	(10,419)	(5,999)
Logistical services	(1,842)	252	(1,007)	964
Inter-company elimination	2,369	229	2,280	165
Asset impairment charges	(12,184)	-	(12,184)	-
Goodwill impairment charge	(1,971)	-	(1,971)	-
Litigation expense	(1,050)	-	(1,050)	-
Early retirement program	-	-	-	(835)
Consolidated	$(31,229)	$701	$(29,019)	$1,650

Table 5
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Rollforward of BHF Store Count

	November 30,				May 30,
	2019	Opened*	Closed*	Transfers	2020

Company-owned stores	70	-	(4)	-	66
Licensee-owned stores	33	1	-	-	34

Total	103	1	(4)	-	100

* Does not include openings and closures due to relocation of existing stores within a market.